Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2007
- Quarterly Revenue up to $142.6 Million -
- Adjusted Operating Cash Flow up to $37.9 Million -
- Adjusted Free Cash Flow of $11.1 Million -
     SIOUX FALLS, SD, October 30, 2007 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported quarterly revenue of $142.6 million, an increase of $66.1 million over the third quarter of 2006. The Company also reported a net loss of $(11.4) million or $(0.50) per share (basic and diluted), which includes $7.9 million of acquisition related costs for restructuring, integration, and acquired intangibles. Net loss excluding those acquisition related items was $(3.5) million or $(0.15) per share.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2007	2006
Total revenue	$142,609	$76,510
Operating income (loss)	(1,428)	8,404
Net income (loss)	(11,411)	2,184
Net income (loss) per common share (1)	$(0.50)	$0.12

Adjusted Operating Cash Flow (2)	$37,890	$24,873
Average shares outstanding (basic)	22,742,001	18,377,629
Average shares outstanding (diluted)	22,742,001	18,743,251

(1)	2007 is based on average shares outstanding (basic) and 2006 is based on average shares outstanding (basic and diluted).

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses, and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income in 2006.
-more

LodgeNet Q3 2007 Earnings 2-2-2-2
     “During the quarter, we made significant progress in the integration of On Command and StayOnline into our business and organization,” said Scott C. Petersen, LodgeNet President and CEO. “During the six months since we closed the On Command acquisition, we have made organizational decisions with respect to 97% of the personnel. We are now in an implementation mode with respect to these decisions and should be largely completed with the organization integration by the end of the first quarter of next year — a pace which exceeds our original plan. Overall, we are pleased with this progress and with the resulting enhancement to our competitive position in the market and the expansion of our network and customer-facing solutions.”
     “Top line revenue increased $66.1 million, of which $63.1 million was attributable to On Command and StayOnline,” said Gary H. Ritondaro, Chief Financial Officer. “While we are pleased with the overall progress of integrating three companies into one, we were disappointed by the level of revenue earned during the quarter, which resulted from abnormally low movie revenue generated in the mid-to-late September timeframe. Typically, September is a transitory month for business travel and movie product, and this year the results were more like those we saw in 2005 versus 2006.”
     “During the quarter, the gap between the LodgeNet and On Command platforms was approximately $0.90 per room per month. We view the On Command rooms as a very attractive base for generating guest entertainment revenue as that based produced higher per-room movie revenues in both 2005 and 2006 as compared to the LodgeNet base. We have an aggressive program underway to enhance the level of On Command revenue by updating and upgrading guestroom marketing, product and operational execution. Our goal is to return that base to at least parity with the LodgeNet base by mid-next year.”
     “Despite the challenges during the quarter, we produced the level of Adjusted Operating Cash Flow we were targeting at $37.9 million for the quarter,” continued Ritondaro. “As expected, the two acquisitions along with the related financings again contributed to a net loss for the quarter; however, on an adjusted basis, net loss was $(3.5) million or $(0.15) per share, as compared to our guidance of $(4.0) to $(6.0) million or $(0.17) to $(0.26) per share. We similarly outperformed our Adjusted Free Cash Flow guidance of $7.0 to $9.0 million with the posting of $11.1 million for the quarter.”
     “As we look to 2008, we will continue to focus on maximizing the revenue we generate from the 1.85 million rooms within our interactive television network”, continued Petersen. “We expect considerable revenue opportunities with the adoption of high-definition television by the hospitality industry. During the quarter, we generated 30% greater revenue per room within our HDTV base as compared to our standard digital room base. Our third quarter results also reflected the increasing influence of our revenue diversification activities focused on driving high-speed connectivity and advertising solutions into hospitality and interactive television solutions into healthcare facilities. We believe all of these initiatives represent sound opportunities for LodgeNet to become a more valued solutions provider for our customers and a more valuable enterprise for our shareholders.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2007 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2006
     Total revenue for the third quarter of 2007 was $142.6 million, an increase of $66.1 million or 86.4%, compared to the third quarter of 2006. The growth was primarily driven by the integration of our On Command and StayOnline acquisitions, which contributed $63.1 million to revenue. On a proforma basis, which includes On Command and StayOnline, total revenue for the third quarter 2007 increased 1.4% over the revenue for the third quarter of 2006.
     Guest Pay revenue, including high-speed Internet access service revenues increased $57.5 million or 77.9% to $131.4 million. On a per-room basis, monthly Guest Pay revenue was $23.70 compared to the pre-acquisition LodgeNet revenue per Guest Pay room of $24.55 for the third quarter of 2006. The decline resulted from the addition of the On Command room base which during the quarter generated lower revenue per room for both movie revenue and basic cable programming than the pre-acquisition LodgeNet room base. Consolidated movie revenue per room was $17.43 for the third quarter 2007 as compared to pre-acquisition LodgeNet per room revenue of $18.56 in the prior year quarter. Separately, the movie revenue per room from the On Command and LodgeNet platforms were $16.95 and $17.82 respectively for the third quarter of 2007.
     Other revenue was $11.2 million during the third quarter of 2007 versus $2.6 million in the third quarter of 2006. The increase is attributed to our diversification initiatives including higher high-speed Internet access equipment and interactive television system equipment sales to hotels and travel centers and the addition of advertising revenue. The advertising revenue was generated primarily by The Hotel Networks, a subsidiary acquired as part of the On Command acquisition.

LodgeNet Q3 2007 Earnings 3-3-3-3
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $39.9 million to $75.9 million in the third quarter of 2007. Total direct costs were 53.2% of revenue for the third quarter of 2007 as compared to 47.1% in the third quarter of 2006. The increase was primarily driven by higher programming costs related to the On Command basic cable programming business, and the lower margin inherent in the high-speed Internet equipment sales business.
     Guest Pay operations expenses increased to $15.4 million in the third quarter of 2007 as compared to pre-acquisition LodgeNet of $8.9 million in the third quarter of 2006. Guest Pay operations expenses include $637,000 of integration related costs. Guest Pay operations expenses as a percentage of revenue were 10.8% this year as compared to 11.6% in the third quarter of 2006. Per average installed room, Guest Pay operations expenses decreased to $2.78 per room per month compared to $2.96 in the prior year quarter.
     Selling, general and administrative (SG&A) expenses increased $9.0 million to $16.1 million in the current quarter. The On Command and StayOnline SG&A accounted for $6.3 million of the increase. Included within this quarter’s SG&A expense were approximately $1.8 million of integration costs. As a percentage of revenue, SG&A expenses were 11.3% in the current quarter compared to pre-acquisition LodgeNet of 9.2% in the third quarter of 2006.
     Depreciation and amortization expenses were $34.1 million in the third quarter of 2007. The depreciation and amortization expense includes $15.5 million of depreciation related to the two acquired companies and also includes $3.1 million of expense related to the amortization of acquired intangibles. As a percentage of revenue, depreciation and amortization expenses increased to 23.9% in the third quarter of 2007 as compared to pre-acquisition LodgeNet of 21.0% in the third quarter of 2006.
     Interest expense was $11.7 million in the current quarter versus $6.4 million in the third quarter of 2006. The increase resulted from the change in outstanding long-term debt, which increased as a result of the On Command acquisition to $623.4 million during the third quarter of 2007 from $268.5 million in the third quarter of 2006. The annualized interest rate decreased to 7.2% for the third quarter of 2007 versus 9.4% for the third quarter 2006.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses, and the effects of Hurricane Katrina insurance recoveries and equipment impairment, was $37.9 million. This represented an increase of $13.0 million over the third quarter of 2006.
     Net loss was $(11.4) million for the third quarter of 2007 compared to a net income of $2.2 million in the prior year quarter. Net loss per share for the third quarter of 2007 was $(0.50) compared to net income of $0.12 per share in the third quarter of 2006. The net loss includes $7.9 million of costs related to restructuring, integration, and acquired intangibles. Net loss excluding those acquisition related items was $(3.5) million or $(0.15) per share.
     For the quarter, cash provided by operating activities was $28.3 million while cash used for investing activities for property and equipment additions, including growth related capital was $21.7 million. In addition, cash used for the acquisition of the minority interest of The Hotel Networks was $5.0 million. During the third quarter of 2006, cash provided by operating activities was $23.8 million while cash used for investing activities, including growth-related capital, was $11.7 million. During the quarter, we installed 17,790 new digital rooms and converted 23,266 rooms to our digital system as compared to 18,199 new digital rooms and 10,416 converted rooms during the third quarter of 2006. The average investment per newly-installed room was $399 during the third quarter of 2007, compared to $356 for the third quarter of 2006, while the average investment per renewal room was $310 this quarter, compared to $221 in the third quarter of 2006. The average investment per newly-installed HDTV room was $441 during the third quarter of 2007. The increase in the average investment per newly installed or converted room was primarily attributable to the change in average room size and the installation of high definition systems in 12,552 rooms during the third quarter of 2007, compared to 5,351 rooms in the third quarter of 2006.

LodgeNet Q3 2007 Earnings 4-4-4-4
     For the year 2007, LodgeNet expects to report revenue in the range of $484.0 million to $490.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $128.5 million to $131.5 million. Net loss is expected to be $(63.0) million to $(60.0) million or loss per share of $(2.89) to $(2.75). Adjusted Net Loss** is expected to be $(20.0) million to $(17.0) million or $(0.92) to $(0.78) per share. Capital investment for 2007 is expected to be in a range from $77 million to $80 million. Free Cash Flow *** is expected to be in a range of $(17.0) million to $(14.0) million and Adjusted Net Free Cash Flow is expected to be $18.0 million to $21.0 million. This guidance reflects eleven months of LodgeNet StayOnline and nine months of On Command operations.

* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and restructuring and integration expenses.
** Adjusted Net Income (Loss) excludes amortization of purchased intangibles, restructuring charges and integration expenses.
*** Net Free Cash Flow, a non-GAAP measure, is defined by the company as cash provided by operating activities less cash used for investing activities, including growth related capital, and excluding consideration paid for acquisitions.
****Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of one-time cash expenditures associated with debt tender and integration, and restructuring activities.
     The company will also host a teleconference to discuss its results October 30, 2007 at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/338164/ . The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.
About LodgeNet
     LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access. LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
     Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2007 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$32,150	$22,795
Restricted cash	—	1,006
Accounts receivable, net	71,614	32,959
Other current assets	11,265	10,728

Total current assets	115,029	67,488

Property and equipment, net	336,480	185,770
Debt issuance costs, net	11,829	5,704
Intangible assets, net	131,488	690
Goodwill	104,088	—
Other assets	10,459	3,557

Total assets	$709,373	$263,209

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$53,239	$19,165
Current maturities of long-term debt	7,402	2,536
Accrued expenses	23,951	18,193
Deferred revenue	12,427	8,076

Total current liabilities	97,019	47,970

Long-term debt	618,712	267,633
Other long-term liabilities	11,701	5,728

Total liabilities	727,432	321,331

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 22,928,325 and 19,084,734 shares outstanding at September 30, 2007 and December 31, 2006, respectively	229	191
Additional paid-in capital	329,403	242,383
Accumulated deficit	(347,936)	(302,466)
Accumulated other comprehensive income	245	1,770

Total stockholders’ equity deficiency	(18,059)	(58,122)

Total liabilities and stockholders’ deficiency	$709,373	$263,209

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2007 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Guest Pay	$131,387	$73,861	$325,936	$211,218
Other	11,222	2,649	26,896	7,356

Total revenues	142,609	76,510	352,832	218,574

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	68,213	34,743	163,223	96,439
Other	7,719	1,293	18,115	3,472
Operating expenses:
Guest Pay operations	15,430	8,902	39,262	26,752
Selling, general and administrative	16,117	7,069	40,181	21,089
Depreciation and amortization	34,130	16,099	83,818	49,882
Restructuring expense	2,296	—	5,034	—
Other operating income, net	132	—	(763)	(198)

Total costs and operating expenses	144,037	68,106	348,870	197,436

Income (loss) from operations	(1,428)	8,404	3,962	21,138

Other Income and Expenses:
Interest expense	(11,741)	(6,402)	(29,527)	(19,483)
Loss on early retirement of debt	(25)	(52)	(22,195)	(181)
Minority interest in income of subsidiary	—	—	165	—
Other income	725	234	1,289	794

Income (loss) before income taxes	(12,469)	2,184	(46,306)	2,268
Provision for income taxes	1,058	—	836	(305)

Net income (loss)	$(11,411)	$2,184	$(45,470)	$1,963

Net income (loss) per common share (basic)	$(0.50)	$0.12	$(2.12)	$0.11

Net income (loss) per common share (diluted)	$(0.50)	$0.12	$(2.12)	$0.11

Weighted average shares outstanding (basic)	22,742,001	18,377,629	21,417,266	18,250,620

Weighted average shares outstanding (diluted)	22,742,001	18,743,251	21,417,266	18,611,981

LodgeNet Q3 2007 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net income (loss)	$(45,470)	$1,963
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	83,818	49,882
Investment gain	—	(238)
Loss on early retirement of debt	3,583	181
Share-based compensation	1,296	1,297
Other	(215)	—
Change in operating assets and liabilities:
Accounts receivable	(5,890)	(3,193)
Other current assets	(2,792)	(1,919)
Accounts payable	7,970	5,239
Accrued expenses and deferred revenue	1,018	9,152
Other	(905)	(2,297)

Net cash provided by operating activities	42,413	60,067

Investing activities:
Property and equipment additions	(60,591)	(36,825)
Acquisition of On Command Corporation, net of cash acquired	(335,364)	—
Acquisition of StayOnline, Inc.	(14,311)	—
Acquisition of THN (20% minority interest)	(5,000)	—
Other investing activity	638	238

Net cash used for investing activities	(414,628)	(36,587)

Financing activities:
Proceeds from long-term debt	625,000	—
Repayment of long-term debt	(269,677)	(16,125)
Payment of capital lease obligations	(1,419)	(1,049)
Debt issuance costs	(12,738)	—
Contribution from minority interest holder to subsidiary	300	—
Proceeds from issuance of common stock, net of offering costs	23,290	—
Exercise of stock options	16,468	3,945

Net cash provided by (used for) financing activities	381,224	(13,229)

Effect of exchange rates on cash	346	114

Increase in cash and cash equivalents	9,355	10,365
Cash and cash equivalents at beginning of period	22,795	20,742

Cash and cash equivalents at end of period	$32,150	$31,107

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2007 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

	3rd Qtr ‘07	2nd Qtr ‘07	1st Qtr ‘07	4th Qtr ‘06	3rd Qtr ‘06
Room Base Statistics
Total Rooms Served (1)	1,954,116	1,943,183	1,136,411	1,052,025	1,051,046
Total Guest Pay Interactive Rooms (2)	1,852,124	1,844,451	1,010,975	1,004,937	1,003,602
Total Digital Rooms (3)	1,443,303	1,411,560	759,379	733,362	710,793
Percent of Total GP Interactive Rooms	77.9%	76.5%	75.1%	73.0%	70.8%
Total HSIA Rooms (4)	215,581	209,145	178,430	37,686	36,665
Percent of Total Rooms Served	11.0%	10.8%	15.7%	3.6%	3.5%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$17.43	$16.70	$17.13	$16.39	$18.56
Other Interactive Service Revenue	6.27	5.82	6.27	5.60	5.99

Total Guest Pay Revenue Per Room	$23.70	$22.52	$23.40	$21.99	$24.55
LNET Guest Pay Revenue Per Room (5)	$24.84	$23.62	$23.40	$21.99	$24.55

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$142,609	$134,938	$75,285	$69,639	$76,510
Adjusted Operating Cash Flow (6)	$37,890	$36,208	$22,712	$21,986	$24,873
Operating Income (Loss)	$(1,428)	$(726)	$6,117	$5,794	$8,404
Write-off Debt Issuance Costs	$(25)	$(22,170)	$—	$46	$52
Net Income (Loss)	$(11,411)	$(34,031)	$(28)	$(122)	$2,184

Cash Provided by (used for) Operating Activities	$28,298	$(3,912)	$18,027	$11,781	$23,896
Cash Used for Investing Activities	$(21,748)	$(17,308)	$(15,897)	$(13,564)	$(11,788)

Net Free Cash Flow (as defined) (7)	$6,550	$(21,220)	$2,130	$(1,783)	$12,108
Adjusted Net Free Cash Flow (as defined) (8)	$11,086	$(1,896)	$2,371	$629	$12,228

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$37,890	$36,208	$22,712	$21,986	$24,873
Depreciation and Amortization	(31,020)	(31,016)	(16,089)	(16,429)	(16,099)
Amortization of Acquired Intangibles	(3,110)	(2,583)	—	—	—
Share Based Compensation	(443)	(587)	(265)	(380)	(370)
Restructuring Expense	(2,296)	(2,497)	(241)	—	—
Integration Expense	(2,449)	(251)	—	—	—
Hurricane Katrina Impact	—	—	—	617	—

Operating Income	$(1,428)	$(726)	$6,117	$5,794	$8,404

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	Represents rooms receiving our high-speed Internet service included in total rooms served.

[5]	Exclusive of On Command.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and integration expenses, and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income in 2006.

[7]	Net Free Cash Flow, a non-GAAP measure, is defined by the company as cash provided by operating activities less cash used for investing activities, including growth related capital, and excluding consideration paid for acquisitions.

[8]	Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of one-time cash expenditures associated with debt tender and integration and restructuring activities.